Exhibit 10.4

AGREEMENT

Made and entered into on this ___ day of ________, 2002 (“Effective Date”)

By and Between:

GALMED INTERNATIONAL LIMITED

a company duly incorporated in Malta, of 35
 Mannarino Road, B’Kara, BKR 08, Malta

(hereinafter “Galmed”)

of the one part;

and

AVENTIS PHARMA DEUTSCHLAND GmbH

a company duly incorporated in the Federal Republic
of Germany, of Industriepark Höchst, K 801 65926
Frankfurt am Main , Germany

(hereinafter “Aventis GmbH”)

of the other part.

WHEREAS:	Professor Tuvia Gilat (hereinafter “Prof. Gilat”) and Galmed have filed Originating Motion 552/01 in the Tel-Aviv-Yafo District Court against Aventis (“the Pending Proceedings”) in connection with the Invention (as that term is hereinafter defined); and

WHEREAS:	the parties have agreed to settle the dispute which is the subject of the Pending Proceedings in the manner hereinafter provided,

NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS

In this Agreement, the following terms shall have the meanings assigned thereto below:

1.1.	“Prof. Gilat”, “Galmed”, “Aventis GmbH” and “the Pending Proceedings” shall have the meanings assigned thereto in the preamble to this Agreement;

1.2.	“Affiliate” of a party shall mean a person, company, corporation or other entity (hereinafter collectively, “entity”) which, directly or indirectly, is controlled by, or controls, or is under common control with, that party. For the purposes of this definition, “control” means the ability, directly or indirectly, to direct the activities of the relevant entity (save for an ability flowing solely from the fulfilment of the office of director or another office) and includes, without limitation, the holding, directly or indirectly, of 50% (fifty percent) or more of the issued share capital (or other beneficial interest) or the voting power of the relevant entity or the holding, directly or indirectly, of a right to appoint 50% (fifty percent) or more of the directors of such entity or of a right to appoint the chief executive officer of such entity;

1.3.	“Agreed Term” shall mean the period beginning on signature hereof and ending when there is no longer any Patent in force and no Patent Application is pending;

1.4.	“Aventis” shall mean Aventis GmbH and its Affiliates;

1.5.	“Commercialization Proceeds” shall mean Net Sales and Net Licensing Receipts;

1.6.	“Dominant Patents” shall mean: (a) European patent no. 0614908 and US patent 5,462,933 and their respective counterparts worldwide; and (b) any patents in any jurisdiction which at any time are owned by Aventis GmbH and/or its Affiliates or any of them and which are necessarily infringed by any Field Product;

1.7.	“Field Products” shall mean any products, manufactured or sold anywhere in the world, for use for the prevention and treatment of gallstones which or the manufacture of which falls within any claim(s) of the pending PCT Application included in the Patent Applications, provided that upon grant of a Patent issued: (a) in the USA; or (b) by the European Patent Office and validated in any of the United Kingdom, France or Germany; or (c) in the United Kingdom, France or Germany, “Field Products” shall thereafter mean any products, manufactured or sold anywhere in the world, for use for the prevention and treatment of gallstones which or the manufacture of which falls within any claim(s) of a Patent issued or validated in the USA, the United Kingdom, France or Germany and not subsequently invalidated;

1.8.	“Galmed Licensee(s)” shall mean any third party(ies) authorised by Galmed to use, develop, make, sell and/or otherwise commercialise Field Products;

1.9.	“Invention” with respect to any jurisdiction shall mean the inventions claimed in the pending PCT Application included in the Patent Applications, provided that upon grant of a Patent issued: (a) in the USA; or (b) by the European Patent Office and validated in any of the United Kingdom, France or Germany; or (c) in the United Kingdom, France or Germany, “Invention”, with respect to any jurisdiction, shall thereafter mean the inventions covered by any claim(s) of a Patent issued or validated in the USA, the United Kingdom, France or Germany and not subsequently invalidated; For the removal of doubt, it is repeated that the definition of Invention above shall apply in all jurisdictions worldwide.

1.10.	“Net Licensing Receipts” shall mean all consideration of any kind received by Galmed from a Galmed Licensee for the grant of authority to use, develop, make, sell and/or otherwise commercialise the Field Products and/or pursuant to licenses or other agreements granting such authority, but: (1) excluding: (a) funds in reimbursement of or to finance reasonable research and development costs incurred prior to the date hereof in the amount of US $900,000 (Nine Hundred Thousand United States Dollars) or incurred thereafter by Galmed or by subcontractors of Galmed who conduct research and development activities for Galmed, provided that Galmed Licensees and their Affiliates shall not be deemed subcontractors for the purposes of this paragraph (a); and (b) funds in reimbursement of or to finance costs incurred prior to the date hereof or thereafter by Galmed in payment of official fees, reasonable costs and reasonable attorneys’ fees in the prosecution of the Patent Applications and/or the maintenance of the Patents and/or in the performance of the recordals of inventorship and the assignments referred to in clauses 2(a) and 3(b) below, respectively, provided that the amount of any deduction, pursuant to this paragraph (b) together with all such deductions previously made, shall in no event exceed 50% (fifty percent) of the total accumulated costs so incurred by Galmed at the time such deduction is made; and (2) after deduction of: (c) income taxes deducted or withheld by the paying third party on such consideration; (d) value-added and/or sales tax and any other similar tax or levy imposed and payable by Galmed on such consideration; and (e) any part of such consideration which Galmed shall have returned to such third parties because of overpayment to Galmed;

1.11.	“Net Sales” shall mean any and all amounts which Galmed receives in respect of the sale of Field Products to any person or entity, provided that as to sales which are not at arm’s length, the term “Net Sales” shall mean the total amount that would have been due in an arm’s length sale, in all cases after deduction of:

(a)	sales taxes (including value added taxes) imposed on Galmed to the extent applicable to such sale; and

(b)	credits, allowances, rebates or reimbursements, if any, actually granted or paid on account of price adjustments, recalls, rejections or return of Field Products previously sold; and

(c)	freight and insurance charges in CIF sales,

and, provided further, as to sales of Field Products by Galmed to any Affiliate of Galmed, the term, “Net Sales” shall mean the higher of: (i) ”Net Sales”, as defined above, with respect to sales which are not at arm’s length; and (ii) the total amount actually received by such Affiliate on resale to an independent third party purchaser after the deductions specified in subparagraphs (a), (b) and (c) above, to the extent applicable;

1.12.	“Patent Activities” shall mean the prosecution of the Patent Applications and the maintenance and enforcement of the Patents;

1.13.	“Patent Applications” shall mean:

(a)	the patent applications listed in Appendix A hereto;

(b)	any counterparts of such patent applications worldwide; and

(c)	any divisional application, continuation application and continuation-in-part application based on the applications referred to in subparagraphs (a) and (b) above;

1.14.	“Patents” shall mean the patents listed in Appendix A hereto and all patents issuing on the Patent Applications and shall include any reissues, re-examinations and extensions thereof.

2.	JOINT INVENTORSHIP

(a)	The parties hereby agree, unconditionally and irrevocably, that Prof. Gilat and Prof. Werner Kramer, an employee of Aventis (“Prof. Kramer”), are joint inventors of the Invention and that to the extent required by any local law and/or reasonably feasible without prejudicing the chances of acceptance of any of the Patent Applications, an application will be made to the relevant patent offices to reflect such joint inventorship in connection with the Patent Applications. All costs payable to third parties (such as patent attorneys and patent offices) in connection with such applications shall be borne by Galmed exclusively.

(b)	If there shall be a dispute between the parties whether such application is required under local law and/or as to the feasibility of such application and/or as to the manner in which it should be filed or as to the actions required by the parties or the inventors in connection with such application or whether its filing may prejudice the acceptance of any of the Patent Applications, the dispute shall be resolved by leading patent counsel versed in the patent law of the jurisdiction or jurisdictions as to which such dispute shall have arisen (“the Patent Counsel”) appointed by consent of the parties or, in the absence of consent, within 30 (thirty) days of one party first proposing a candidate for such appointment to the other, by the Chairman, for the time being, of the English Chapter of the A.I.P.P.I., at the request of either party and the decision of the Patent Counsel, who shall act as an expert and not as an arbitrator, shall be binding on the parties. The fees of the Patent Counsel shall be borne by the parties in equal shares.

3.	OWNERSHIP OF THE INVENTION

(a)	Without derogating from the provisions of clause 4 below and subject to the following provisions of this clause 3(a) and to the provisions of clause 3(b) below, the parties hereby agree, unconditionally and irrevocably, that the Invention is owned jointly by Galmed and Aventis GmbH. Aventis hereby agrees, irrevocably and unconditionally, that: (i) all title in the Patent Applications and in the Patents shall vest exclusively in Galmed (together with all rights of ownership in the Invention necessary to vest such title in Galmed); (ii) all filings and registrations of the Patent Applications and the Patents shall be in the name of Galmed; (iii) Galmed shall have exclusive control over the prosecution and maintenance of the Patent Applications and the Patents; (iv) Aventis’ rights and interests in the Invention are as expressly defined herein and Aventis shall have no further rights of any kind in the Invention; and (v) Aventis shall not assign any right it holds in the Invention, except to Galmed as herein provided.

(b)	Simultaneously with signature hereof and without charge to Galmed: (i) Aventis shall execute an irrevocable notarial power of attorney in the form attached as Appendix B hereto and hereby irrevocably and unconditionally authorises the exercise of the powers and authorities under the power of attorney solely for the purpose of the realisation and implementation of Galmed’s rights under this Agreement, it being expressly agreed that in the event of any conflict between the terms of this Agreement and the terms of the said power of attorney, the terms of this Agreement shall govern; (ii) Aventis shall cause Prof. Kramer to execute all documents that shall be necessary to assign all title held by Prof. Kramer in the Invention, any Patent Application and any Patent to Aventis; and (iii) Aventis shall execute all documents that shall be necessary to assign to and vest in Galmed all title in the Invention, any Patent Application and any Patent as shall be necessary to give full effect to the provisions of the second sentence of clause 3(a) above. Galmed hereby undertakes that it shall promptly notify Aventis in the event of any use of the above-mentioned power of attorney. At Galmed’s request from time to time and without charge to Galmed, Aventis shall execute and shall cause Prof. Kramer to execute any such additional documents as shall be necessary to achieve the purposes stated in the previous provisions of this clause 3(b). All costs paid to third parties (such as patent attorneys and patent offices) in recording the assignment of Patent Applications and Patents to Aventis and to Galmed shall be borne by Galmed exclusively. It is expressly agreed for the removal of doubt and notwithstanding anything to the contrary in the other provisions of this Agreement or the Appendices thereto, that the form and contents of the documents to be signed pursuant to the provisions of this clause 3(b) above shall be those necessary under the laws of the relevant jurisdictions to ensure (I) the validity of the assignments and enable the full and proper performance and recordal thereof and (ii) that the validity of the Patent Applications and the Patents shall not be impaired or rendered questionable because of any insufficiency or other defect in the form or contents (including the scope) of such documents. If there shall be a dispute between the parties and/or the inventors or any of them as to the performance of the provisions of this clause 3 above including, without limitation, a dispute as to the necessary form and contents of documents to be signed, the provisions of clause 2(b) above shall apply, mutatis mutandis.

4.	EXCLUSIVE COMMERCIALISATION RIGHTS

(a)	Aventis hereby agrees, unconditionally and irrevocably, that Galmed shall have the exclusive and unrestricted right worldwide, to exercise, use and commercialise and allow third parties to exercise, use and commercialise the Invention during the Agreed Term, in such manner and for such uses and indications as Galmed shall deem fit in its absolute discretion. Without derogating from the generality of the foregoing, Aventis undertakes, unconditionally and irrevocably, that during the Agreed Term, it will not exercise, use or commercialise or allow third parties to exercise, use or commercialise the Invention.

(b)	Aventis further undertakes, unconditionally and irrevocably, that it shall not sue or demand payment of a royalty or any other payment or remedy from Galmed or any Galmed Licensee during the Agreed Term on the grounds that Field Products infringe any Dominant Patents and, to the extent that such undertaking shall not be sufficient under the law of any jurisdiction or jurisdictions to prevent the making of such suit or demand, Aventis hereby grants Galmed and any Galmed Licensee a non-transferable, non-exclusive royalty-free license under the Dominant Patents, solely for the purpose of the exercise, use and commercialization of the Invention with respect to Field Products. Notwithstanding the above, Aventis obligations under this subparagraph (b) shall extend beyond the Agreed Term for Field Products that have received a marketing approval during the Agreed Term, provided, however, that after the Agreed Term, Galmed shall pay royalties to Aventis on Field Products covered by a Dominant Patent issued in the country of manufacture or sale which have received a marketing approval during the Agreed Term as aforesaid at a rate half the rate specified in clause 8 below, on condition that before the end of the agreed Term, Aventis shall have advised Galmed in writing of the existence of the Dominant Patent covering the said Field Products.

(c)	Aventis undertakes that the assignment or other transfer of Dominant Patents to any third party shall be made subject to the acceptance by such third party of the undertakings accepted by Aventis under subparagraph (b) above and this subparagraph (c).

5.	WARRANTIES AND REPRESENTATIONS

(a) Galmed warrants and represents:

(i)	that all right, title and interest in the Invention, the Patent Applications and the Patents otherwise vesting in Prof. Gilat or any member of Prof. Gilat’s research teams vest and shall vest in Galmed exclusively; and

(ii)	that it is entitled and permitted to enter into this Agreement and to perform all its obligations thereunder and, without derogating from the generality of the aforegoing, that all corporate action and all approvals necessary for it to enter into and perform this Agreement have been duly taken and obtained.

(b) Aventis warrants and represents:

(i)	without derogating from the provisions of clauses 2 and 3 above and subject thereto, that all right, title and interest in the Invention, the Patent Applications and the Patents otherwise vesting in Prof. Kramer vest in Aventis exclusively;

(ii)	that it is entitled and permitted to enter into this Agreement and to perform all its obligations thereunder and, without derogating from the generality of the aforegoing, that all corporate action and all approvals necessary for it to enter into and perform this Agreement have been duly taken and obtained.

6.	DISCLAIMER

Neither Galmed nor Aventis make any representation or warranty to one another as to the commercial potential of the Invention, as to the possibility of obtaining patent protection for the Invention in all or any jurisdictions and/or that the exercise of the Invention will not infringe the rights of third parties or any Aventis patent.

7.	PATENTS

7.1.	It is expressly agreed, for the removal of doubt, that all costs related to Patent Activities shall be borne by Galmed or a Galmed Licensee, provided that Galmed shall be entitled, in its discretion, to determine or to authorise a Galmed Licensee to determine, whether or not to continue with any Patent Activities. Should Galmed decide or instruct a Galmed Licensee to cease prosecution of a Patent Application or maintenance of a Patent in any jurisdiction listed in Appendix C, Galmed shall give Aventis at least 30 (thirty) days’ prior written notice of such intention and Aventis shall have the right, but not the obligation, to continue such prosecution or maintenance in such jurisdiction at Aventis’ expense. Should Aventis elect to continue such prosecution or maintenance, Galmed will assign all title in the respective Patent or Patent Application to Aventis; provided that: (a) any such Patent or any Patent granted on any such Patent Application shall thereafter be deemed a Dominant Patent for the purpose of this Agreement; (b) the assignment of all and any title in such Patent Applications and/or Patents to Aventis shall not derogate from the provisions of clause 4 above or clause 8 below, which shall continue to apply as if such assignment had not taken place; and (c) any such Patent or Patent Application assigned to Aventis shall continue to constitute a “Patent” or “Patent Application” for the purpose of the definition of “Agreed Term” in clause 1.3 above.

7.2.	Aventis agrees that Galmed shall be entitled to receive the broadest possible protection for the Invention available on the basis of the pending Patent Applications and Aventis agrees to provide Galmed, at Galmed’s expense, with reasonable assistance in defending any opposition to acceptance of the Patent Applications and any applications for revocation of any Patents.

8.	ROYALTIES

(a)	In consideration of Aventis’ undertakings hereunder, Galmed shall pay to Aventis 10% (ten percent) of all Commercialization Proceeds received by Galmed during the Agreed Term. It is expressly stated for the removal of any doubt, that Galmed shall have no obligation to pay Aventis and Aventis shall have no right to receive from Galmed a royalty or any other amount in respect of any exercise, use and commercialization of the Invention by Galmed or a Galmed Licensee, except for the amount payable in respect of such exercise, use and commercialization regarding the Field Products as hereinbefore provided, i.e., the said 10% of Commercialization Proceeds.

(b)	Amounts payable to Aventis under clause 8(a) above shall be paid to Aventis in US Dollars within 30 (thirty) days of the end of each calendar half year during the Agreed Term, commencing with the first calendar half year in which Galmed receives Commercialization Proceeds. If any Commercialization Proceeds are received in any currency other than US Dollars, then, for the purposes of paying any amounts hereunder in respect of the same, such amount will be converted into Dollars in the manner provided in clause 8(c) below.

(c)	Galmed shall, within a period of 30 (thirty) days from the end of each calendar half year during the Agreed Term commencing with the first calendar half year in which any Commercialization Proceeds are received, submit to Aventis a report, setting out the amount of Commercialization Proceeds received by Galmed in respect of the period to which the report refers, with a breakdown between Net Sales and Net Licensing Receipts and specifying the currency and date of receipt of all such payments and the rate of exchange used to convert such Net Sales or Net Licensing Receipts into US Dollars from the currency in which the Net Sales or Net Licensing Receipts were received. The above mentioned report shall also include a breakdown of all the amounts excluded or deducted from Net Licensing Receipts (or Net Sales) pursuant to clauses 1.10 or 1.11 above. The rate of exchange to be used in any such conversion shall be the rate reported in the Wall Street Journal for the purchase of US Dollars with such currency on the last business day of the half calendar year for which such report has been prepared.

(d)	Galmed shall keep complete and correct books of account and records consistent with sound and accepted business and accounting principles and practices and in such form and in such detail as to enable the determination of the amounts due to Aventis in terms hereof. Galmed shall supply Aventis at the end of each calendar year during the Agreed Term, commencing with the first calendar year in which any amount is payable under this clause 8, a report certified by Galmed’s Chief Financial Officer in respect of the amounts due to Aventis pursuant to this clause 8 in respect of the calendar year covered by said report.

(e)	(i) A certified public accountant appointed by Aventis shall have the right, during normal business hours to inspect Galmed’s books of account, records and other documentation to the extent relevant or necessary in or for the ascertaining or verification of the amounts due to Aventis under this clause 8. In the event that any inspection as aforesaid reveals any underpayment by Galmed to Aventis in respect of any year of the term of this Agreement in an amount exceeding 5% (five percent) of the amount actually paid by Galmed to Aventis in respect of such year, then Galmed shall (in addition to paying Aventis the shortfall or amounts due (as appropriate) together with interest thereon in accordance with clause 8(f) below) bear the costs of such inspection (which shall otherwise be borne by Aventis). Such right of inspection with respect to any year of the term of this Agreement shall expire at the end of 3 (three) years from the end of the said year.

(ii)	The accountant appointed by Aventis to carry out such inspection shall not be entitled to disclose to Aventis or any third party any information obtained by him in carrying out such inspection, except only that he shall be entitled to disclose to Aventis the total amount of Commercialization Proceeds discovered by him as being received by Galmed in any calendar half-year and the breakdown of such amount between Net Sales and Net Licensing Receipts. Any such inspection by such accountant shall be subject to signature of an undertaking of confidentiality by such accountant in favour of Galmed, in form reflecting the aforegoing and reasonably satisfactory to Galmed.

(f)	Any amount payable hereunder by Galmed which has not been paid by its due date of payment, shall bear interest from its due date of payment until the date of actual payment, at the rate of 3% (three percent) per annum in excess of the average LIBOR rate for US Dollar deposits for a period of 3 (three) months prevailing from time to time during the period of arrears; provided that, if an arbitrator appointed pursuant to clause 14 below shall find that Galmed has deliberately and without justification, withheld any payment due to Aventis hereunder, Galmed shall pay Aventis, in addition to the amount withheld and interest thereon as aforesaid, a further amount constituting agreed liquidated damages, equal to 50% of the amount withheld as aforesaid.

(g)	If Aventis shall commit a material breach of its obligations hereunder and shall not remedy such breach within 45 (forty five) days of receipt of written notice from Galmed calling upon Aventis to do so, Galmed shall be entitled, following passage of 120 (one hundred and twenty) days from receipt by Aventis of the said written notice from Galmed and unless and until an arbitrator appointed pursuant to clause 14 below shall direct otherwise, to deposit amounts due to Aventis hereunder in an interest-bearing bank account in the name of Galmed’s accountant, as trustee, and, if and to the extent the arbitrator shall so direct, to receive from any amounts so deposited, damages caused to Galmed as a result of such breach, any balance remaining to be paid to Aventis, at such time as the arbitrator shall direct.

9.	CONFIDENTIALITY

Aventis shall maintain in full confidence the Invention, the contents of the Patent Applications and all information provided to it or received by it pursuant to clause 8 above or otherwise provided to it or received by it pursuant to this Agreement, except and to the extent that: (a) it is in the public domain at the date of this Agreement or becomes part of the public domain thereafter (other than through a violation by Aventis of this obligation of confidentiality); or (b) was already known to Aventis prior to disclosure by Galmed or Prof. Gilat, as proved by contemporaneous documentation; or (c) has been approved in writing by Galmed for release. The termination of Aventis’ obligation of confidentiality as aforesaid with respect to any information shall not vest any licence or rights of use in Aventis with respect to such information. Aventis’ obligation of confidentiality as aforesaid shall survive termination of this Agreement, but shall terminate finally at the end of 2 (two) years from the date of such termination.

10.	NO ASSIGNMENT

Except as otherwise expressly provided herein, neither party may assign all or any of its rights or obligations under this Agreement or arising therefrom without the express prior written consent of the other party, such consent not to be unreasonably withheld, except that Galmed may assign all or any of its rights and obligations hereunder to a third party or parties, which undertakes the commercialization of the Invention and the Patents, provided: (i) that written notice of such assignment shall be given by Galmed to Aventis, (ii) that any such assignment shall be subject to Aventis’ rights hereunder and the assignee(s) shall so confirm to Aventis in writing, (iii) any amount paid to Galmed in respect of such assignment in relation to Field Products shall be deemed Net Licensing Proceeds and (iv) Galmed shall remain guarantor of the obligations of the assignee(s) towards Aventis.

11.	TERM AND REMEDIES

(a)	This Agreement shall terminate at the end of the Agreed Term, provided that the agreements and undertakings of the parties or either of them herein made or given irrevocably and unconditionally, the obligations of the parties accrued until the date of termination and the provisions of clauses 1 (to the extent the definitions therein are relevant to the other provisions of this Agreement surviving termination), 4(b), 4(c),, 8 (subject to the limitations expressly stated therein), 9, 10, 11, 14, 15 and 17 of this Agreement, shall survive the Agreed Term and the termination of this Agreement.

(b)	The parties shall have the right to seek specific performance of this Agreement and/or damages for the breach thereof and any other remedies available under law, except termination or cancellation of this Agreement.

12.	DISPOSAL OF PENDING PROCEEDINGS

Simultaneously with signature hereof, the parties hereto shall cause their respective attorneys to sign and file with the Tel-Aviv-Yafo District Court, the notice attached hereto and marked Appendix D, requesting the Court to strike out the originating motion filed in the Pending Proceedings, with no order for costs.

13.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces any prior written or oral agreement, representations or undertakings between them relating to such subject matter. The parties confirm that they have not entered into this Agreement on the basis of any representation or any other warranty that is not expressly given in this Agreement. Any addition or amendment to this agreement shall not be effective unless in writing signed by the authorized signatories of both parties.

14.	GOVERNING LAW; ARBITRATION

(a)	This Agreement shall be governed in all respects by the laws of the State of Israel.

(b)	Except as otherwise expressly provided hereto, all disputes relating to this Agreement shall be resolved by arbitration in London to be conducted in English before a single arbitrator according to the Rules of the London Court of International Arbitration. With a view to expediting the arbitration, the parties agree that any party may apply, pursuant to Article 9 of the said Rules, for expedited formation of the Arbitral Tribunal, in the event such formation is requested in connection with the provisions of clause 8(g) of this Agreement and the other party shall be deemed, by its signature hereto, to have given its consent to such expedited formation.

15.	NOTICES

15.1.	Any notice or other communication required to be given by one party to the other under this Agreement, including without derogation from the generality of the above, any notice with respect to Galmed’s use of the power of attorney provided in Section 3(b) above, shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile, the next business day after receipt of confirmation of transmission; or (iii) 10 (ten) days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service—it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the parties set out below, or to such other address or addresses as any of the parties hereto may from time to time in writing designate to the other party hereto pursuant to this clause 15:

(a)	to Galmed at:	35 Mannarino Road
B’Kara,
BKR 08,
Malta
Attention: Mr. George Mangion
:		Facsimile: 356 484 375

	with a copy to:	Hugh Kowarsky, Adv. and
Tal Band, Adv.
S. Horowitz & Co.
31 Ahad Ha’am Street
Tel Aviv
Israel

(b)	to Aventis GmbH at:	Industriepark Höchst, K 801
Frankfurt am Main
65926
Germany
	Attention:	Dr. Steffen Rupp
Facsimile: 49 69 357175

	with a copy to:	Zeev Pearl, Adv.
Eitan Pearl, Latzer & Cohen Zedek
2 Gav Yam Center
7 Shenkar Street
Herzlia 46733
Israel

15.2.	The provisions of clause 15.1 above shall apply, mutatis mutandis, to any notice given in connection with the power of attorney referred to in clause 3(b) above.

16.	FURTHER ACTION

Each of the parties agrees that it shall, at any time and from time to time, on the written request of the other party execute and deliver promptly and duly to the other party any and all such further documents and instruments and shall do or procure to be done, all such further acts and things the other party may, from time to time, reasonably require for the purpose of giving full effect to the provisions of this Agreement.

17.	TAX DEDUCTIONS

All payments to be made to either party hereunder shall be made subject to deduction of income tax at source, provided that a certificate proving payment of the amount deducted to the tax authorities shall be provided to the other party.

18.	NO WAIVER

No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party's rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

IN WITNESS WHEREOF the parties hereto have set their signatures as of the date first mentioned above.

for	GALMED INTERNATIONAL LIMITED

By:	/s/ Prof. Tuvia Gilat

Title:

for	AVENTIS PHARMA DEUTSCHLAND GmbH

By:	/s/ Prof. Werner Kramer

Title:	Head of DG Metabolic Diseases Manager

APPENDIX A

PATENTS/PATENT APPLICATIONS

Israel Patent Application 123998 (which is priority document for all patents/patent applications listed below)

PCT/IL99/00173 (all patents/patent applications listed below via this application).

Europe European Patent Application EP 1071702 B1 covering: Austria Belgium Cyprus Denmark Finland France Germany Greece		Eurasia Eurasian Application No. 200000888 covering: Armenia Azerbaijan Belarus Kazakhstan Kirgizstan Moldova Russia Tajikistan Turkmenistan
Ireland
Italy
Latvia		Americas
Lithuania
Luxembourg		Brazil	9909908-0
Monaco		Canada	2,325,933
Netherlands		Mexico	009863
Portugal		United States	6,395,722(granted),
Romania			6,384,024(granted),
Slovenia			10/078,671
Spain
Sweden		Others
Switzerland (+Liechtenstein)
United Kingdom		Australia	30515/99 (granted)
		China	99804903.4
Other European Applications:		Indonesia	W2000 1998
Czech Republic	PV 2000-3625	Japan	2000-543488
Hungary	P 01 01653	New Zealand	507309
Norway	20004998	South Korea	10-2000-7010903
Poland	P 343 360	Turkey	84564
Ukraine	20000095546

IRREVOCABLE POWER OF ATTORNEY

We, the undersigned,

AVENTIS PHARMA DEUTSCHLAND GmbH, a company incorporated in the Federal Republic of Germany, under registration no. _______, of ________________________ (“Aventis”),

hereby appoint:

TAL BAND, ADVOCATE and/or HUGH KOWARSKY, ADVOCATE and/or SHAY NAHUM, ADVOCATE, all three of S. Horowitz & Co., Advocates, of 31 Ahad Ha’am Street, Tel-Aviv, Israel and/or any other lawyer or lawyers, wherever licensed to practise, designated by GALMED LTD., a company incorporated in Malta, under Registration No. C 26924, (“Galmed”), from time to time, by notice in writing to Aventis referring to this power of attorney, to be our attorneys and attorney and to act in our name, in all matters relating to the invention which is the subject of Israel patent application no. 123998 and/or of PCT application no. IL/99/00173 and/or of any counterparts of any such patent applications and/or of any patent applications, including divisional applications, continuation applications, continuation-in-part applications and national phase applications, based on or claiming priority from any such patent applications and/or of any patents issued on any such patent applications, including the patents and patent applications listed in Appendix A hereto (hereinafter “the Invention”, “the Patent Applications” and “the Patents”) and/or relating to the Patent Applications and/or the Patents and without derogating from the generality of the aforegoing, our said attorneys and attorney shall be authorised to take all or any of the following acts in our name and on our behalf:

1.	To do all or any acts and things, including the signature of all and any documents as shall be necessary to vest in Galmed all title in all or any of the Patent Applications and/or in all or any of the Patents;

2.	To grant a licence to any third party or parties with respect to and/or under any rights held by us in the Invention and/or all or any of the Patent Applications and/or all or any of the Patents;

3.	To sign all and any documents, to appear before any person or body and to do all and any other acts and things as our attorneys or attorney shall deem necessary or appropriate in the exercise of their or his powers and authorities under this power and/or in the performance, enforcement, realisation and/or exercise of Galmed’s rights under the Agreement dated _______ between Aventis and Galmed.

Our said attorneys and attorney shall be entitled, from time to time, to delegate all or any of their or his powers and authorities hereunder and to cancel any such delegation.

This power of attorney shall be binding on our legal successors.

This power of attorney is irrevocable since the rights of Galmed and/or third parties, including, inter alia, any licensee of rights to the Invention, the Patent Applications and/or the Patents, are and/or will be dependent thereon.

IN WITNESS WHEREOF, WE HAVE HEREUNTO SET OUR SIGNATURES THIS ___ DAY OF _________ 2002.

______________________________________

AVENTIS PHARMA DEUTSCHLAND GmbH

(To be notarised with apostille or legalised)

APPENDIX C

(Clause 7.1)

Denmark

Finland

France

Germany

Italy

Japan

Norway

Spain

Sweden

Switzerland

United Kingdom

United States of America

Translation from Hebrew
for convenience purposes only

Appendix D

District Court	Originating Summons 552/01
Tel Aviv-Jaffa	Scheduled for _______________
Before the Honorable Judge___

In the matter of:

1. Prof. Tuvia Gilat

2. Galmed International Ltd.
    a company incorporated under the laws of Malta

All represented by S. Horowitz & Co., Advocates

whose address for service of process purposes is:

31 Ehad Ha'am Street, Tel Aviv, 65202

Tel: 03-5670666; Fax: 03-5660974

The Petitioner

Against

Aventis Pharma Ltd.

(Company registration no. 51-264505-2)

Represented by Eitan, Perel, Cohen-Zedek, Advocates

Whose address for service of process purposes is:

7 Shenkar Street, Herzelia 46725

Tel: 09-9709000; Fax: 09-9709001

The Respondent

Joint Motion for Dismissal of the Originating Summons

The parties hereby notify the Court that they have reached a settlement outside of Court and request that the Court order the dismissal of the 522/01 Originating Summons, without an expenses decree.

Tal Band, Adv.	M. Barzem, Adv.
S. Horowitz & Co.,	Eitan, Perel, Cohen-Zedek,
Petitioner's Representative	Respondents' Representative

Today, September __ 2002.